Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
May 5, 2008
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2008

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced a five-percent decrease in net income for the quarter ended March 31, 2008 compared to the same period in 2007. Net income for the quarter was $7.6 million, or $1.10 per share (diluted), a decrease of $417,000, or $0.08 per share (diluted), compared to 2007.  The period-over-period decrease was due primarily to the impact of warmer weather on the Company’s natural gas and propane segments.  The Company estimates that the warmer weather, which was nine percent warmer than in previous year, reduced gross margins by $1.2 million in the first quarter of 2008.  This reduction in gross margin was substantially offset by the contributions to gross margin of $786,000 and $359,000 from the natural gas segment’s continued growth and increased rates, respectively.

“Warm weather negatively impacted earnings in both the propane and natural gas segments during the quarter.  However, we continued to benefit from strong growth in the natural gas transmission and distribution operations, and this growth more than offset the impact of weather on the natural gas segment,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.

Highlights for the first quarter of 2008 included:

•
Period-over-period customer growth in the Delmarva natural gas distribution operations remained strong with a six-percent increase in residential customers over the first quarter of 2007.  Although a slowdown in customer growth has begun as a result of the housing market, the Delmarva natural gas distribution operations have been able to offset partially this slowdown with growth in their commercial margins.  Overall, these growth factors contributed $464,000 to the increase in gross margins for the Delmarva natural gas distribution operations in the first quarter of 2008.

•
The Delmarva natural gas distribution operations were able to offset completely an estimated $617,000 negative impact on gross margin from the warmer weather and deliver an $84,000 increase in gross margin.

•
Gross margin for the Company’s natural gas transmission operation, Eastern Shore Natural Gas Company (“Eastern Shore”), increased by approximately $299,000 over the first quarter of 2007 due to the commencement of additional firm transportation services in November 2007.

•	Continued capital investment to support customer growth resulted in an increase of $2.3 million in net property, plant and equipment during the quarter.

The discussions of the results for the periods ended March 31, 2008 and 2007 use the terms “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below.

Comparative results for the quarters ended March 31, 2008 and 2007

Operating income decreased by $573,000, or four percent, to $14.0 million for the first quarter of 2008, compared to $14.6 million for the same period in 2007, as gross margin decreased $298,000, or one percent, compared to the first quarter of 2007.  The decreases in operating income and gross margin were driven primarily by warmer weather on the Delmarva Peninsula and lower non-weather-related sales volumes and margin per gallon for our propane segment, partially offset by continued customer growth, increased transportation services, and increased rates for our natural gas segment.

Natural Gas Operations

Natural gas operating income for the quarter increased by $853,000, or nine percent, on gross margin growth of $870,000, compared to the first quarter of 2007. Factors contributing to the period-over-period increase in gross margin include:

(in thousands)
Gross margin for the three months ended March 31, 2007	$18,741

Increased transportation services and customer growth	786
Rate increases	359
Increased interruptible sales, net of margin sharing	214
Natural gas marketing	159
Weather	(617)
Other	(31)

Gross margin for the three months ended March 31, 2008	$19,611

•
The natural gas segment benefited from strong customer growth and additional firm transportation services, which added $786,000 to gross margin during the first quarter of 2008 compared to the first quarter of 2007.  This growth was due, in part, to an increase in the number of residential and commercial customers for the Delmarva natural gas distribution operations, which contributed $335,000 and $127,000, respectively, to gross margin in the first quarter of 2008 compared to the first quarter of 2007. The natural gas transmission operations experienced growth of $299,000 in gross margin due to additional transportation services that commenced in November of 2007.

•
Rate increases for the Company’s Delmarva natural gas distribution operations and for the natural gas transmission operation contributed an additional $359,000 to gross margin in the first quarter of 2008 compared to the first quarter of 2007.

•
Interruptible sales revenue, net of required margin-sharing, increased $214,000 for the Delmarva natural gas distribution operations in the first quarter of 2008 compared to the same period in 2007 as customers took advantage of lower natural gas prices in comparison to prices for alternative fuels.

•
The natural gas marketing operation experienced an increase of $159,000 in gross margin for the first quarter of 2008 compared to the same period in 2007 due in part to a higher number of customers to which it provides supply management services and improved gas supply management.

•
Warmer temperatures on the Delmarva Peninsula in the first quarter of 2008 reduced gross margins as temperatures were nine percent warmer than in 2007. The Company estimates that the warmer temperatures reduced gross margin by $617,000 when compared to 2007.

The natural gas segment experienced a modest increase of $17,000 in other operating expenses in the first quarter of 2008 compared to the same period in 2007, due primarily to increases in incentive compensation, property taxes, and costs to comply with the new federal pipeline integrity regulations, which were partially offset by lower depreciation expense as the natural gas transmission and Delmarva distribution operations reduced their depreciation rates in their respective rate proceedings.

Propane Operations

The propane segment’s operating income for the quarter decreased by $1.4 million, or 29 percent, and gross margin declined by $1.5 million, compared to the first quarter of 2007. Factors contributing to the period-over-period reduction in gross margin include:

(in thousands)
Gross margin for the three months ended March 31, 2007	$9,590

Lower volumes	(1,002)
Decreases in margin per retail gallon	(512)
Other	(66)
Service Sales	73
Wholesale marketing and sales	4

Gross margin for the three months ended March 31, 2008	$8,087

•
The Company’s Delmarva propane distribution operation experienced lower volumes sold, partially due to weather, during the first quarter of 2008, which resulted in a decrease of $1.0 million in gross margin for the Delmarva propane distribution operation compared to the first quarter of 2007.  Temperatures on the Delmarva Peninsula were nine percent warmer during the first quarter of 2008 compared to the same period in 2007.  Contributing to the remaining decrease in gallons sold was customer conservation, the timing of propane deliveries and customer attrition.

•
Decreases in the margin per retail gallon of propane sold led to a $512,000 decrease in gross margin in the first quarter of 2008 compared to the same period in 2007.  Gross margin per retail gallon decreased as wholesale prices during the current quarter approached the Company’s average inventory price per gallon.

Operating expenses for the propane unit decreased by $74,000, or two percent, for the first quarter of 2008 when compared to the first quarter of 2007.  The lower expenses were primarily a result of a decrease in incentive compensation, partially offset by increases in vehicle fuel, allowance for uncollectible accounts and depreciation expense.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $239,000, or five percent, and generated $38,000 in operating income for the first quarter of 2008.  The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased by five percent, as well as additional income from Managed Database Administration (“MDBA”) services. The advanced information services segment introduced the MDBA services in 2006 to provide third parties with professional database monitoring and support solutions.  The period-over-period increases in revenue and gross margin were offset by increases in other operating expenses.  The higher operating expenses are due primarily to costs of adding non-billable employees to support and maintain the segment’s growth.

Interest Expense

Although the Company’s average long-term and short-term borrowings had a net increase of approximately $10.1 million during the quarter, interest expense was comparable to the prior period due primarily to lower interest rates.

Condensed Consolidated Statements of Income
For the Periods Ended March 31, 2008 and 2007
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	2008	2007
Operating Revenues	$100,274	$93,527

Operating Expenses
Cost of sales, excluding costs below	70,981	63,936
Operations	11,223	10,529
Maintenance	479	580
Depreciation and amortization	1,755	2,316
Other taxes	1,795	1,552
Total operating expenses	86,233	78,913
Operating Income	14,041	14,614
Other income, net of other expenses	17	56
Interest charges	1,593	1,599
Income Before Income Taxes	12,465	13,071
Income taxes	4,891	5,060
Income from Continuing Operations	7,574	8,011
Loss from discontinued
operations, net of income tax benefit	-	(20)
Net Income	$7,574	$7,991

Weighted Average Shares Outstanding:
Basic	6,795	6,706
Diluted	6,907	6,820

Earnings Per Share - Basic
From continuing operations	$1.11	$1.19
From discontinued operations	-	-
Net Income	$1.11	$1.19

Earnings Per Share - Diluted
From continuing operations	$1.10	$1.18
From discontinued operations	-	-
Net Income	$1.10	$1.18

Supplemental Income Statement Data
For the Periods Ended March 31, 2008 and 2007
Dollars in Thousands
(Unaudited)

	2008	2007
Gross Margin (1)
Natural Gas	$19,611	$18,741
Propane	8,087	9,590
Advanced Information Services	1,710	1,471
Other	(115)	(211)
Total Gross Margin	$29,293	$29,591

Operating Income
Natural Gas	$10,469	$9,616
Propane	3,444	4,874
Advanced Information Services	38	49
Other	90	75
Total Operating Income	$14,041	$14,614

Heating Degree-Days — Delmarva Peninsula
Actual	2,222	2,439
10-year average (normal)	2,270	2,241

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	March 31, 2008	December 31, 2007

Property, Plant and Equipment
Natural gas	$292,502	$289,706
Propane	49,368	48,506
Advanced information services	1,175	1,158
Other plant	9,325	8,568
Total property, plant and equipment	352,370	347,938
Less: Accumulated depreciation and amortization	(94,287)	(92,414)
Plus: Construction work in progress	4,682	4,899
Net property, plant and equipment	262,765	260,423

Investments	1,848	1,909

Current Assets
Cash and cash equivalents	2,889	2,593
Accounts receivable (less allowance for uncollectible
accounts of $901 and $952, respectively)	72,478	72,218
Accrued revenue	4,876	5,265
Propane inventory, at average cost	5,664	7,629
Other inventory, at average cost	1,220	1,281
Regulatory assets	1,355	1,575
Storage gas prepayments	1,376	6,042
Income taxes receivable	-	1,237
Deferred income taxes	2,397	2,155
Prepaid expenses	2,495	3,497
Mark-to-market energy assets	323	7,812
Other current assets	147	148
Total current assets	95,220	111,452

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	175	178
Long-term receivables	647	741
Other regulatory assets	2,728	2,539
Other deferred charges	3,928	3,641
Total deferred charges and other assets	8,152	7,773

Total Assets	$367,985	$381,557

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Capitalization and Liabilities	March 31, 2008	December 31, 2007

Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share
(authorized 12,000 shares)	$3,313	$3,298
Additional paid-in capital	65,702	65,592
Retained earnings	57,103	51,538
Accumulated other comprehensive income	(851)	(851)
Deferred compensation obligation	1,448	1,404
Treasury stock	(1,448)	(1,404)
Total stockholders' equity	125,267	119,577

Long-term debt, net of current maturities	63,223	63,255
Total capitalization	188,490	182,832

Current Liabilities
Current portion of long-term debt	6,656	7,656
Short-term borrowing	46,186	45,664
Accounts payable	41,701	54,893
Customer deposits and refunds	8,523	10,037
Accrued interest	1,547	866
Dividends payable	2,008	1,999
Income taxes payable	2,874	-
Accrued compensation	1,709	3,400
Regulatory liabilities	6,461	6,301
Mark-to-market energy liabilities	318	7,739
Other accrued liabilities	2,711	2,501
Total current liabilities	120,694	141,056

Deferred Credits and Other Liabilities
Deferred income taxes	29,550	28,796
Deferred investment tax credits	267	278
Other regulatory liabilities	1,026	1,136
Environmental liabilities	792	835
Accrued pension costs	2,525	2,513
Accrued asset removal cost	20,773	20,250
Other liabilities	3,868	3,861
Total deferred credits and other liabilities	58,801	57,669

Total Capitalization and Liabilities	$367,985	$381,557

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799